Exhibit (a)(1)(L)

NOTICE TO PARTICIPANTS IN THE

CUBIST PHARMACEUTICALS, INC. 401(K) PLAN

Date: December 19, 2014

The Tender Offer

As you may know, Mavec Corporation, a Delaware corporation (“Purchaser”), a wholly-owned subsidiary of Merck & Co., Inc., a New Jersey corporation (“Parent”) has offered to purchase each of the issued and outstanding shares of common stock, $0.001 par value per share (the “Shares”), of Cubist Pharmaceuticals, Inc., a Delaware corporation (“Cubist”), for $102.00 in cash, less any applicable withholding for taxes and without interest (the “TO Consideration”), upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase dated December 19, 2014 (as may be amended or supplemented from time to time, the “Offer”). Also enclosed is Cubist’s Solicitation/Recommendation Statement on Schedule 14D-9, which sets forth, among other things, the recommendation by Cubist’s board of directors that Cubist shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer. The Cubist Pharmaceuticals, Inc. Retirement Committee (the “Committee”) expresses no opinion as to whether you should tender your Shares.

What Action is Required?

The Offer is being made for all outstanding Shares, including any Shares credited to your account under the Cubist Pharmaceuticals, Inc. 401(k) Plan (the “Plan”) as of January 20, 2015. As a participant in the Plan, if a portion of your account is invested in the Cubist Pharmaceuticals Stock CBST Fund (the “Company Stock Fund”), you may provide instructions to Prudential Bank & Trust, FSB, the trustee of the Plan (the “Trustee”), to tender all or none of the Shares allocated to your Plan account as of January 20, 2015. To determine the number of Shares in your Plan account, contact the Trustee by phone at 1-800-778-2100 Monday through Friday from 8:00 a.m. to 9:00 p.m., Eastern Time, or online at www.prudential.com/online/retirement.

By instructing the Trustee to “tender” the Shares allocated to your Plan account as of January 20, 2015, you are instructing the Trustee to surrender those Shares in the Offer in exchange for the applicable TO Consideration. When deciding whether or not to tender the Shares credited to you under the Plan, you, not the Trustee or the Committee, will be responsible for the decision.

If you do not wish to tender any of the Shares allocated to your account under the Plan in the Offer, no action is required of you.

If you would like to tender the Shares allocated to your account under the Plan as of January 20, 2015 in the Offer, you must submit your instructions to the Trustee through the Independent Plan Tabulator, Computershare Trust Company, N.A., no later than 5:00 p.m. Eastern Time, on January 14, 2015, unless extended as provided below (the “Plan Deadline”). You may submit your instructions:

•	By Fax. Promptly complete, date and sign the enclosed Trustee Instruction Form and return it to the Independent Plan Tabulator via fax: 617-360-6810.

•	By Overnight Mail. Promptly complete, date and sign the enclosed Trustee Instruction Form and return it to the Independent Plan Tabulator by overnight mail to

Computershare Trust Company, N.A.

Attn: Corporate Actions Voluntary Offer

250 Royall Street

Suite V

Canton, MA 02021

•	By Regular Mail. Promptly complete, date and sign the enclosed Trustee Instruction Form and return it to the Independent Plan Tabulator in the enclosed postage-prepaid envelope to

Computershare Trust Company, N.A.

Attn: Corporate Actions Voluntary Offer

P.O. Box 43011

Providence, RI 02940-3011

If you have instructed the Trustee to tender the Shares credited to your account as of January 20, 2015 under the Plan, you may withdraw or change this instruction by submitting a new instruction, which will have the effect of revoking your prior instruction. No matter how many instructions you submit; only your last instruction received by the Independent Plan Tabulator prior to the Plan Deadline will count for tabulation purposes. All new instructions must be received by the Independent Plan Tabulator on or before the Plan Deadline. IF YOU DO NOT SUBMIT COMPLETE TENDER INSTRUCTIONS TO THE INDEPENDENT PLAN TABULATOR BEFORE THE PLAN DEADLINE, THE TRUSTEE WILL TREAT THIS AS AN INSTRUCTION NOT TO TENDER.

In the event that the Purchaser extends the expiration date of the Offer (currently 11:59 p.m. Eastern Time on January 20, 2015), the Plan Deadline will automatically be extended to 5:00 p.m. Eastern Time on the date that is three business days prior to the new expiration date. Any extensions of the expiration date of the Offer will be publicly announced by the Purchaser and Parent.

Important Note About the Blackout Period Under the Company Stock Fund

for Participants Tendering Shares

Participants who elect to tender their Shares in the Offer will be unable to make investments or other transfers in or out of, or to request loans or distributions relating to interests in, the Company Stock Fund during the period from the Plan Deadline to the date that the Plan receives and allocates the TO Consideration to Plan accounts (the “Blackout Period”). The Blackout Period may be terminated in the event the expiration date of the Offer is extended for more than two business days. In such case, a new Blackout Period will be imposed from the new Plan Deadline to the date that the Plan receives and allocates the TO Consideration to Plan accounts.

The Blackout Period is necessary to allow the Trustee time to respond to the Offer on behalf of participants who elect to tender their Shares in the Offer and to allow for the delivery of the TO Consideration. Whether or not you are planning retirement in the near future, we encourage you to consider carefully how the Blackout Period may affect your retirement planning, as well as your overall financial plan. It is very important that you review and consider the appropriateness of your current investments in light of your inability to instruct or diversify those investments during the Blackout Period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the Blackout Period, and you would not be able to instruct the sale of such stocks from your account during the Blackout Period.

You can determine whether the expiration date of the Offer has been extended and whether the Blackout Period has started or ended by contacting the Trustee at 1-800-778-2100 Monday through Friday from between 8:00 a.m. and 9:00 p.m., Eastern Time.

Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. However, given that the expiration date of the Offer was not established until December 19, 2014, less than 30 days in advance of January 20, 2015, this notice could not be provided 30 days in advance.

Enclosed For Your Review

Enclosed for your review are the following materials relating to the Offer:

1.	Parent’s Offer to Purchase;

2.	Cubist’s Solicitation/Recommendation Statement on Schedule 14D-9;

3.	Trustee Instruction Form; and

4.	Return reply envelope.

Proceeds from Tender

If you tender your Shares, and if the conditions of the Offer are satisfied, the Trustee will allocate on a pro-rata basis the applicable TO Consideration received in connection with the Offer in accordance with your investment elections in effect on the date the Trustee receives the TO Consideration (excluding the Company Stock Fund) and if you have made no such election, to the qualified default investment alternative of the Plan (the Janus Balanced Fund).

Your Decision is Confidential

All instructions received by the Independent Plan Tabulator from individual participants will be held in confidence and will not be divulged to any person, including the Trustee, Cubist, the Purchaser or Parent, or any of their respective directors, officers, employees or affiliates, except the Independent Plan Tabulator will instruct the Trustee regarding the tender instructions received from individual participants.

For Additional Information

Important information relating to the Offer is set forth in the enclosed Parent’s Offer to Purchase and Cubist’s Solicitation/Recommendation Statement on Schedule 14D-9. In addition, these and all other tender offer materials that have been filed with the U.S. Securities and Exchange Commission are available online at www.sec.gov.

To obtain information about your Cubist Pharmaceuticals, Inc. 401(k) Plan, please visit the Trustee’s Internet site at www.prudential.com/online/retirement or contact the Trustee at 1-800-778-2100 (toll-free).

INSTRUCTION FORM

CUBIST PHARMACEUTICALS, INC. 401(K) PLAN

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CUBIST PHARMACEUTICALS, INC.

a Delaware corporation

at

$102.00 NET PER SHARE

Pursuant to the Offer to Purchase

Dated December 19, 2014

by

MAVEC CORPORATION

a wholly-owned subsidiary of

MERCK & CO., INC.

BEFORE SUBMITTING YOUR TENDER OFFER INSTRUCTIONS, YOU SHOULD CAREFULLY READ THE ACCOMPANYING OFFER DOCUMENTS AND ALL ENCLOSED MATERIALS.

INSTRUCTIONS TO PRUDENTIAL BANK & TRUST, FSB AS PLAN ADMINISTRATOR OF CUBIST PHARMACEUTICALS, INC. 401(K) PLAN (“THE 401(K) PLAN”) THROUGH THE INDEPENDENT PLAN TABULATOR, COMPUTERSHARE TRUST COMPANY, N.A., IN RESPONSE TO THE OFFER TO PURCHASE ANY AND ALL COMMON SHARES OF CUBIST PHARMACEUTICALS, INC. FOR $102.00 NET PER SHARE.

PRUDENTIAL BANK & TRUST, FSB AS PLAN ADMINISTRATOR MAKES NO RECOMMENDATION AS TO YOUR DECISION TO TENDER OR NOT TO TENDER SHARES ALLOCATED TO YOUR ACCOUNT.

If you wish to tender your Shares, please check the appropriate boxes below, and sign and return this Instruction Form in the envelope provided, or at the addresses shown on the reverse by the deadline described in the Notice to Participants:

☐ YES, TENDER all of the Shares allocated to my account as of January 20, 2015.

If you do not wish to tender your Shares, you do not need to return this form.

Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on certificate(s)) (Attach additional signed list if necessary)

As a participant in the CUBIST PHARMACEUTICALS, INC. 401(K) PLAN, I acknowledge receipt of the Offer to Purchase for Cash all Outstanding Shares of Common Stock of Cubist Pharmaceuticals, Inc. for $102.00 net per Share.

VOLUNTARY CORPORATE ACTIONS COY: CBPH 401(k) PLAN

I hereby direct Prudential Bank & Trust, FSB, as Plan Administrator, through the Independent Plan Tabulator, Computershare Trust Company, N.A., to tender or not to tender the Shares allocated to my account under the 401(k) Plan as indicated above.

I understand that if I sign, date and return this Instruction Form but do not provide Prudential Bank & Trust, FSB, as Plan Administrator (through the Independent Plan Tabulator, Computershare Trust Company, N.A.) with direction, Prudential Bank & Trust, FSB, as Plan Administrator will treat this action as an instruction by me not to exchange the Shares allocated to my account.

Signature	Date

Daytime Telephone #

Your instructions may be changed or revoked at any time up until the deadline by delivering a new Instruction Form to the Plan Administrator.

You may return your Instruction Form in the enclosed envelope:

By First Class Mail:

Computershare Trust Company, N.A.

Attn: Corporate Actions Voluntary Offer

P.O. Box 43011

Providence, RI 02940-3011

By Facsimile: (617) 360-6810

By Registered or Certified or Overnight Delivery:

Computershare Trust Company, N.A.

Attn: Corporate Actions Voluntary Offe

250 Royall Street

Suite V

Canton, MA 02021

VOLUNTARY CORPORATE ACTIONS COY: CBPH 401(k) PLAN